Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ev3 Inc. Third Amended and Restated 2005 Incentive Plan of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of ev3 Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of ev3 Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
May 26, 2010